UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☒ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐ Definitive Information Statement

FTE NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

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FTE NETWORKS, INC.

999 VANDERBILT BEACH ROAD, SUITE 601

NAPLES, FL 34108

(877) 878-8136

INFORMATION STATEMENT REGARDING ACTION TO BE TAKEN BY WRITTEN CONSENT OF MAJORITY STOCKHOLDERS IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN

March 9, 2016

To the Stockholders of FTE Networks, Inc.:

This Information Statement is first being mailed on or about March 19, 2016 to the holders of record of the common stock, par value $0.001 (“Common Stock”), of FTE Networks, Inc. (“FTE,” the “Company,” “we,” “us” or “our), a Nevada corporation, as of the close of business on December 30, 2015 (the “Record Date”). This Information Statement is being furnished on behalf of the Company’s Board of Directors (the “Board” and each member a “Director”) to inform our stockholders of the following actions to be taken by the Company, which actions have been approved by the written consent (“Written Consent”) of the holders of a majority of the aggregate voting power of our Common Stock, par value $0.001:

1.	Amend the Company’s Articles of Incorporation to effect a reverse stock split of our Common Stock at a 1-for-20 ratio; and

2.	Amend the Company’s Articles of Incorporation to increase the authorized shares of the Company’s Common Stock from 70,000,000 shares to 200,000,000 shares.

The proposed reverse stock split and increase in authorized shares of Common Stock (the “Amendments”) are more fully described in the accompanying Information Statement. The Written Consent was executed in accordance with the Nevada Revised Statutes, which permit that any action which may be taken at a meeting of the stockholders may also be taken by the written consent of the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The accompanying Information Statement is being furnished to all of our stockholders in accordance with Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the U.S. Securities and Exchange Commission (“SEC”) thereunder, solely for the purpose of informing our stockholders of the actions to be taken by Written Consent before they become effective. The actions described herein will take effect no earlier than March 29, 2016. No action is required by you to effectuate the actions contemplated by the Amendments.

You are encouraged to read the enclosed Information Statement, which provides, among other information, details about the reverse stock split and increase in authorized shares of Common Stock. Thank you for your confidence and support.

Very truly yours,

/s/ Michael Palleschi
Name: Michael Palleschi
Title: Chief Executive Officer
FTE Networks, Inc.

GENERAL INFORMATION

This Information Statement is being furnished to the stockholders of the Company to provide material information regarding corporate actions that have been approved by the Written Consent of our stockholders holding a majority of the voting power. The approximate date on which this Information Statement is intended to be sent or given to the stockholders is March 19, 2016. This Information Statement is also available free of charge on the SEC’s website at www.sec.gov.

Only one copy of this Information Statement is being delivered to two or more stockholders who share an address unless we have received contrary instruction from one or more of such stockholders. We will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. If you would like to request additional copies of the Information Statement, if in the future you would like to receive multiple copies of information statements, proxy statements or annual reports, or if you are currently receiving multiple copies of these documents and would like to receive only a single copy, please so instruct us by calling or writing to our corporate secretary at the Company’s executive offices at the telephone number or address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF CORPORATE ACTIONS TO BE TAKEN BY THE WRITTEN CONSENT OF A MAJORITY OF OUR STOCKHOLDERS.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

VOTING SECURITIES

Record Date

Only stockholders of record as of the close of business on December 30, 2015 (the “Record Date”) are entitled to notice of the actions approved by the Written Consent.

Voting Stock

As of the Record Date, there were 46,386,220 shares of Common Stock, 500.377 shares of Series A Convertible Preferred Stock (“Series A Stock”), 295.234 shares of Series A-1 Preferred Stock (“Series A-1 Stock”), 1,994,200 shares of Series D Convertible Preferred Stock (“Series D Stock”), and 917,461 shares of Series F Convertible Preferred Stock (“Series F Stock”) issued and outstanding. Holders of our Common Stock and our Preferred Stock are entitled to vote together as a single class in matters subject to a vote of our stockholders. Each share of Common Stock entitles the holder thereof to one vote in matters subject to a vote of our stockholders. Each share of Series A Stock and Series A-1 Stock entitles the holder thereof to the number of votes equal to the number of whole shares of Common Stock into which such shares are convertible as of the Record Date. Each share of Series D Stock and Series F Stock entitles the holder thereof to 20 votes per share held as of the Record Date. Fractional shares are rounded down to the nearest whole number for each series of Preferred Stock. No other class of voting securities was outstanding as of the Record date.

AUTHORIZATION BY THE BOARD OF DIRECTORS

AND THE MAJORITY STOCKHOLDERS

Under the Nevada Revised Statutes (“NRS”), any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, consent to such action in writing. Had a special meeting of stockholders been held to vote on the Amendments, approval of the Amendments would have required that the votes cast in favor of the Amendments exceed the votes cast opposing the Amendments. The Written Consent was executed by stockholders who collectively own shares of Common Stock and shares of Preferred Stock representing 59.6% of the voting power of the Company. See “Information on Consenting Stockholders” below.

We have obtained all necessary corporate approvals in connection with the actions described herein. We are not seeking written consents from any other stockholder, and the other stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement. This Information Statement is furnished solely for the purposes of advising stockholders of the actions described herein and giving stockholders notice of such actions as required by the NRS and the Exchange Act.

PROPOSALS BY STOCKHOLDERS

No stockholder entitled to vote has transmitted any proposal to be acted upon by the Company.

INTEREST OF CERTAIN PERSONS IN MATTERS ACTED UPON

No director, officer, nominee for election as a director, associate of any director, officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in any of the matters described herein, other than the interests held by such persons through their respective beneficial ownership of shares of our Common Stock and Preferred Stock set forth below under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

ACTION ONE

AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION

TO EFFECTUATE THE REVERSE STOCK SPLIT

The Reverse Stock Split

On December 23, 2015, the Board unanimously authorized and approved an amendment to our Articles of Incorporation to effect a reverse stock split of our Common Stock at a 1-for-20 ratio (the “Reverse Split”). On December 30, 2015, stockholders holding a majority of our voting power approved by written consent the amendment to our Articles of Incorporation, which would effect the Reverse Split. The Reverse Split will reduce the number of outstanding shares of our Common Stock by reclassifying and converting all outstanding shares of our Common Stock into a proportionately fewer number of shares of Common Stock. This action will also result in a relative increase in the available number of authorized but unissued shares of our Common Stock because the number of shares authorized for issuance is otherwise unchanged by the Reverse Split. Each stockholder’s proportionate ownership of the issued and outstanding shares of our Common Stock would remain the same, however, except for minor changes that may result from the cash payment for fractional shares, as described below under “Action One ― Amendment to the Company’s Articles of Incorporation to Effectuate the Reverse Stock Split ― Treatment of Fractional Shares.” With the exception of adjustments for those stockholders with fractional shares, the Reverse Split will not affect any stockholder’s proportional equity interest in the Company in relation to other stockholders or rights, preferences, privileges or priorities. Outstanding shares of new Common Stock resulting from the Reverse Split will remain fully paid and non-assessable.

The Purpose and Reason for the Reverse Stock Split

One of the main purposes of the Reverse Stock Split is that part of the reverse merger on June 19, 2013, the Company is required to do a reverse split to recapitalize and restructure the Company. Additionally, the reverse stock split will potentially normalize the share price and share structure to make it more attractive to a broad range of institutional investors and increase our ability to uplist onto NASDAQ.

Increase in Eligible Institutional and Other Investors. We believe a Reverse Stock Split may increase the price of our common stock or potentially decrease its volatility, and thus may allow a broader range of institutional investors with the ability to invest in our stock. For example, many funds and institutions have investment guidelines and policies that prohibit them from investing in stocks whose price is below a certain threshold. We believe that increased institutional investor interest in the Company and our common stock will potentially increase the overall market for our common stock.

Increase Analyst and Broker Interest. We believe a Reverse Stock Split would help increase analyst and broker-dealer interest in our common stock as many brokerage and investment advisory firms’ policies can discourage analysts, advisors, and broker/dealers from following or recommending companies with low stock prices. Because of the trading volatility and lack of liquidity often associated with lower-priced stocks, many brokerage houses have adopted investment guidelines and policies and practices that either prohibit or discourage them from investing or trading such stocks or recommending them to their clients and customers. Some of those guidelines, policies and practices may also function to make the processing of trades in lower-priced stocks economically unattractive to broker-dealers. While we recognize we may remain a “penny stock” under the rules of the Securities and Exchange Commission because a penny stock trades at less than $5.00, we think the increase from the Reverse Stock Split will position us better if our business continues to increase as we expect. Additionally, because brokers’ commissions and dealer mark-ups/mark-downs on transactions in lower-priced stocks generally represent a higher percentage of the stock price than commissions and mark-ups/mark-downs on higher-priced stocks, the current average price per share of our common stock can result in shareholders or potential shareholders paying transaction costs representing a higher percentage of the total share value than would otherwise be the case if the share price were substantially higher.

Board Discretion to Implement a Reverse Split

The Board has the authority, in its sole determination without any further action necessary by the stockholders, to effect the Reverse Split. The Board may, in its sole determination, choose to not effect a Reverse Split. The Board believes that this discretionary authority provides the Board with maximum flexibility to react to prevailing market conditions and future changes to the market price of our Common Stock and, therefore, better enables it to act in the best interests of the Company. In exercising its discretion, the Board may consider the following factors:

•	the historical trading price and trading volume of the Common Stock;

•	the then prevailing trading price and trading volume of the Common Stock and the anticipated impact of a Reverse Split on the trading market for the Common Stock; and

•	the prevailing general market and economic conditions.

At the close of business on the Record Date, the Company had 46,386,220 shares of Common Stock issued and outstanding. Assuming the Reverse Split had occurred, the Company would have approximately 2,319,311 shares of Common Stock issued and outstanding (without giving effect to the treatment of fractional shares) as of the close of business on the Record Date. The actual number of shares of Common Stock outstanding after giving effect to a Reverse Split will depend on the number of shares of Common Stock outstanding at the time the Reverse Split is effected and on the cash payment for fractional shares. The Company does not expect the Reverse Split to have any economic effect on stockholders and warrant holders except to the extent a Reverse Split results in fractional shares as discussed below under “Action One ― Amendment to the Company’s Articles of Incorporation to Effectuate the Reverse Stock Split ― Treatment of Fractional Shares.”

Procedure for Effecting a Reverse Split

To implement the Reverse Split, we will file a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the Sate of Nevada. The Reverse Split would become effective at such time as the Certificate of Amendment is filed with the Secretary of State of the State of Nevada or at such later time as is specified therein. All shares of our Common Stock that were issued and outstanding immediately prior to the effectiveness of the Reverse Split would automatically be converted into new shares of our Common Stock based on the 1-for-20 split ratio.

As soon as practicable after the effective date of the Reverse Split, stockholders of record on the Record Date will receive a letter from our transfer agent asking them to return the outstanding certificates representing pre-split shares of Common Stock, which would be cancelled upon receipt by our transfer agent, and new certificates representing the post-split shares of Common Stock would be sent to each of our stockholders. Such letter will contain instructions for the surrender of the outstanding certificates representing pre-split shares in exchange for new certificates representing post-split shares and the payment of the cash consideration for any fractional share interests, as discussed below under “Action One ― Amendment to the Company’s Articles of Incorporation to Effectuate the Reverse Stock Split ― Treatment of Fractional Shares.” No payment will be made in respect of any fractional share interest until the stockholder has surrendered his or her outstanding certificates in accordance with the instructions in the letter from our transfer agent.

We will bear the costs of the issuance of the new stock certificates. Stockholders who hold uncertificated shares, either as direct or beneficial owners, will have their holdings electronically adjusted by the Company’s transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Split. Stockholders who hold uncertificated shares as direct owners will be sent a statement of holding from the Company’s transfer agent that indicates the number of shares owned in book-entry form.

Our transfer agent is ClearTrust, LLC, whose telephone number and address are (813) 235-4490 and 16540 Point Village Drive, Lutz, Florida 33558, respectively.

Beginning after the effectiveness of the Reverse Split, each certificate representing shares of pre-split Common Stock will be deemed for all corporate purposes to evidence ownership of post-split Common Stock.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNLESS AND UNTIL THEY ARE REQUESTED TO DO SO.

Disadvantages of a Reverse Stock Split

Even though our Board believes that the potential advantages of the Reverse Split outweigh any disadvantages that might result, the following are the possible disadvantages of the Reverse Split:

(a)	The Reverse Split may leave certain stockholders with one or more “odd lots,” which are stock holdings in amounts of less than 100 shares of our Common Stock. These odd lots may be more difficult to sell than shares of our Common Stock in even multiples of 100. In addition, brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

(a)	Because the Reverse Split would result in an increased number of authorized but unissued shares of Common Stock, it may be construed as having an anti-takeover effect. For example, it may be possible for the Board to delay or impede a takeover or transfer of control of the Company by causing the additional authorized but unissued shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in our best interests or the best interests of our stockholders. The increase in the number of authorized but unissued shares of Common Stock may therefore have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of unsolicited takeover attempts, the increase in the number of authorized but unissued shares of Common Stock may limit the ability of our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that otherwise may be available under a merger proposal. The increase in the number of authorized but unissued shares of Common Stock may have the effect of permitting our current members of management, including our current Directors, to retain their position, and place them in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. However, the Board is not aware of any attempt to take control of the Company, and the Board did not propose the Reverse Split with the intent that the increase in the number of authorized but unissued shares of Common Stock be utilized as a type of anti-takeover device.

(b)	The increased number of authorized but unissued shares of our Common Stock could be issued by the Board without further stockholder approval, which could result in dilution to the percentage of stock ownership or voting power of our current stockholders.

Effect of the Reverse Split

As of the Record Date, there were 46,386,220 shares of Common Stock issued and outstanding. After the Reverse Split, there will be approximately 2,319,311 shares of Common Stock issued and outstanding, the exact number to be determined after effectiveness of the Reverse Split based on the number of shares of Common Stock outstanding at the time the Reverse Split is effected and on the cash payment for fractional shares, as discussed below under “Action One ― Amendment to the Company’s Articles of Incorporation to Effectuate the Reverse Stock Split ― Treatment of Fractional Shares.”

Following the effectiveness of the Reverse Split, all of your shares of Common Stock will be represented by a smaller amount of shares. Specifically, every 20 shares of Common Stock presently outstanding, without any action on the part of the stockholder, will represent one share of Common Stock.

Subject to the provisions for elimination of fractional shares, consummation of the Reverse Split will not result in a change in the relative equity position or voting power of the stockholders. In addition, there will be no change to the rights and preferences of the outstanding shares of Common Stock upon consummation of the Reverse Split.

Effect of the Reverse Split on the Company’s Warrants

Upon effectiveness of the Reverse Split, proportionate adjustments are generally required to be made to the per share conversion price of convertible or exchangeable securities, such as preferred stock. In addition, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders to purchase, exchange for, or convert into, shares of Common Stock. This would result in approximately the same aggregate price being paid under such options and warrants upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, immediately following the Reverse Split as was the case immediately preceding the Reverse Split. The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to these securities will be adjusted proportionately, subject to our treatment of fractional shares.

Accounting Matters

The Reverse Split will not affect the par value of our Common Stock. As a result, on the effective date of the Reverse Split, the stated capital on the Company’s consolidated balance sheet attributable to the Common Stock will be reduced based on the ratio of the Reverse Split, and the additional paid-in capital account will be increased by a corresponding amount. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Effective Date

A Reverse Split would become effective upon the filing of a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada or at such later date as is specified in such filing. On the effective date, shares of Common Stock issued and outstanding, in each case, immediately prior thereto, will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the 1-for-20 split ratio.

Treatment of Fractional Shares

No fractional shares will be issued if, as a result of the Reverse Split, a registered stockholder would otherwise become entitled to a fractional share because he or she holds a number of shares not evenly divisible by 20. Instead, such stockholder who otherwise would be entitled to receive a fractional share will automatically be entitled to receive a cash payment, based on the closing sale price on the last business day immediately preceding the effective date of the Reverse Split, in lieu of the fractional share.

Federal Income Tax Consequences of the Reverse Split

The following discussion summarizes certain material U.S. federal income tax consequences relating to the participation in a reverse stock split by a U.S. stockholder that holds the shares as a capital asset. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences set forth herein.

For purposes of this summary, a “U.S. stockholder” refers to a beneficial owner of common stock who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A non U.S. holder of common stock is a stockholder who is not a U.S. stockholder.

This summary does not represent a detailed description of the U.S. federal income tax consequences to a stockholder in light of his, her or its particular circumstances. In addition, it does not purport to be complete and does not address all aspects of federal income taxation that may be relevant to stockholders in light of their particular circumstances or to any stockholder that may be subject to special tax rules, including, without limitation: (1) stockholders subject to the alternative minimum tax; (2) banks, insurance companies, or other financial institutions; (3) tax-exempt organizations; (4) dealers in securities or commodities; (5) regulated investment companies or real estate investment trusts; (6) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (7) U.S. stockholders whose “functional currency” is not the U.S. dollar; (8) persons holding common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (9) persons who acquire shares of common stock in connection with employment or other performance of services; (10) dealers and other stockholders that do not own their shares of common stock as capital assets; (11) U.S. expatriates, (12) foreign persons; (13) resident alien individuals; or (14) stockholders who directly or indirectly hold their stock in an entity that is treated as a partnership for U.S. federal tax purposes. Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax, or other tax consequences of the Reverse Split.

There can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary position to the tax consequences described herein or that such position will be sustained by a court. In addition, U.S. tax laws are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax considerations different from those summarized below. No opinion of counsel or ruling from the IRS has been obtained with respect to the U.S. federal income tax consequences of a Reverse Split. This discussion is for general information only and is not tax advice. All stockholders should consult their own tax advisors with respect to the U.S. federal, state, local and non U.S. tax consequences of a reverse stock split.

Based on the assumption that the Reverse Split will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code, and subject to the limitations and qualifications set forth in this discussion, the following U.S. federal income tax consequences should result from the Reverse Split:

•	Receipt of Post-Split Shares in Exchange for Pre-Split Shares: A stockholder should not recognize gain or loss on the receipt of post-split shares of Common Stock in exchange for pre-split shares of Common Stock. The aggregate tax basis of the post-split shares of Common Stock should be equal to the aggregate tax basis of the pre-split shares of Common Stock, and the holding period of the post-split shares of Common Stock should include the holding period of the pre-split shares of Common Stock.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF A REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF A REVERSE STOCK SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

ACTION TWO

AMENDMENT TO THE ARTICLES OF INCORPORATION TO

INCREASE THE NUMBER OF AUTHORIZED SHARES OF

COMMON STOCK

The Increase in Authorized Shares of Common Stock

On December 23, 2015, the Board unanimously authorized and approved an amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock from 70,000,000 shares to 200,000,000 shares (the “Common Share Increase”). On December 30, 2015, a majority of our stockholders approved by written consent the amendment to our Articles of Incorporation, which would effect the Common Share Increase. The Common Share Increase will become effective at such time as the Company files the applicable Certificate of Amendment to its Articles of Incorporation, the form of which is attached hereto as Appendix A, with the Secretary of State of the State of Nevada or at such later time as specified therein.

The Purpose and Reason for the Common Share Increase

The Board believes that the Common Share Increase will provide the Company with greater flexibility in raising additional capital in the future. In this regard, the Board believes that the Common Share Increase will position the Company to take advantage of future business opportunities that are consistent with the Company’s growth strategy, including but not limited to, potentially establishing strategic relationships with corporate partners and engaging in possible acquisitions or financings. The Company does not currently have plans to issue any shares of Common Stock. However, should it decide to do so, the Common Share Increase will allow the Company to issue shares of Common Stock without the expense and delay of a special stockholders’ meeting.

Effect of the Common Share Increase

Upon consummation of the Common Share Increase, stockholder approval will not be required for us to issue any newly-authorized shares of Common Stock. Holders of Common Stock have no preemptive rights, which means that our current stockholders do not have prior rights to purchase any newly issued shares of Common Stock to maintain their current ownership. The issuance of additional shares of Common Stock, without action by the stockholders, will decrease the proportionate equity ownership of our current stockholders and, depending on the price paid for such additional shares, could result in further substantial dilution to our existing stockholders.

In addition, the Common Share Increase could, under certain circumstances, have an anti-takeover effect, although this is not the intention of the Company. For a discussion of the potential anti-takeover effect resulting from an increase in authorized but unissued shares, see paragraph (b) under “Action One ― Amendment to the Articles of Incorporation to Effectuate the Reverse Stock Split ― Disadvantages of a Reverse Stock Split” above.

EFFECTIVENESS OF AMENDMENTS

The Amendments will become effective at such time as the Company files the applicable Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada or at such later time as specified therein. The Company reserves the right, upon notice to its stockholders, to abandon or modify the proposed Amendments at any time prior to the effectiveness of the Amendments.

INFORMATION ON CONSENTING STOCKHOLDERS

As of the Record Date, there were 46,386,220 shares of Common Stock, 500.377 shares of Series A Stock, 295.234 shares of Series A-1 Stock, 1,994,200 shares of Series D Stock, and 917,461 shares of Series F Stock issued and outstanding. Holders of our Common Stock and our Preferred Stock are entitled to vote together as a single class in matters subject to a vote of our stockholders. Each share of Common Stock entitles the holder thereof to one vote in matters subject to a vote of our stockholders. Each share of Series A Stock and Series A-1 Stock entitles the holder thereof to the number of votes equal to the number of whole shares of Common Stock into which such shares are convertible as of the Record Date. Each share of Series D Stock and Series F Stock entitles the holder thereof to 20 votes per share held as of the Record Date. Fractional shares are rounded down to the nearest whole number for each series of Preferred Stock. No other class of voting securities was outstanding as of the Record date.

The consenting stockholders are the beneficial owners of approximately 53.2% of the voting power of the Company. Pursuant to the NRS, we have obtained the written consent of holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and no consideration was paid for such consent. The consenting stockholders’ names, affiliation with the Company and beneficial ownership are as follows:

Name, Address and Affiliation of Consenting Stockholders (1)	Common Stock Owned	Percentage of Common Stock Owned	Series of Preferred Stock Owned	Number of Shares of Preferred Stock Series Owned	Percentage of Preferred Stock Series Owned	Common Stock Equivalent of Preferred Stock Series Owned	Percentage of Voting Power Represented by Consenting Shares
5G Investments, LLC (2)			Series D	984,918	49.4%	19,698,360	18.4%
Michael Palleschi(3)			Series F	252,022	26.0%	5,040,440	4.7%
TBK327 Partners, LLC(4)			Series D	334,613	16.8%	6,692,260	6.2%
Lateral JusCom Feeder, LLC(5)			Series D	54,480	2.7%	1,089,600	1.0%
			Series F	84,356	8.7%	1,687,120	1.6%
Lateral FTE Feeder, LLC(6)			Series D	108,961	5.6%	2,179,220	2.1%
			Series F	168,711	17.4%	3,374,220	3.2%
Lateral US Credit Opportunities Fund, L.P.(7)			Series F	138,836	14.3%	2,776,720	2.6%
TLP Investments, LLC (8)			Series D	445,445	23.0%	8,908,900	8.4%
John Wood(9)			Series F	113,015	11.6%	2,260,300	2.1%
John Klumpp(10)			Series F	58,757	6.0%	1,175,140	1.1%
Carlie Ancor(11)			Series F	56,507	5.8%	1,130,140	1.1%
Anthony Sirotka(12)			Series F	31,507	3.2%	630,140	0.6%
Sarah Winner(13)			Series F	7,500	0.8%	150,000	0.1%
Total						56,792,560	53.2%

(1)	Unless otherwise noted, the address for each consenting stockholder is 999 Vanderbilt Beach Road, Suite 601, Naples, Florida 34108.
(2)	The control person of 5G Investments, LLC is Hugh Regan. The address of record for Mr. Regan is 546 5th Avenue, 23rd Floor, New York, New York 10036. 5G Investments, LLC is a shareholder.
(3)	Michael Palleschi is our Chief Executive Officer and Chairman of our Board of Directors.
(4)	The control person of TBK 327 Partners, LLC is Christopher Ferguson. The address of record for Mr. Ferguson is 1758 Red Hawk Way, Bethlehem, PA 18018. TBK327 Partners LLC is a shareholder.
(5)	The address for Lateral JusCom Feeder, LLC is 1825 S. Grant Street, Suite 210, San Mateo, CA 94402. Lateral JusCom Feeder, LLC is our credit facility holder.
(6)	The address for Lateral FTE Feeder, LLC is 1825 S. Grant Street, Suite 210, San Mateo, CA 94402.Lateral FTE Feeder, LLC is our credit facility holder.
(7)	The address for Lateral US Credit Opportunities Fund, L.P. is 1825 S. Grant Street, Suite 210, San Mateo, CA 94402. Lateral US Credit Opportunities Fund, L.P. is our credit facility holder.
(8)	The control person of TLP Investments, LLC is Amber Palleschi, the spouse of our Chief Executive Officer. The address of record for Mrs. Palleschi is 1454 Palma Blanca Court, Naples, FL 34109.
(9)	John Wood is our Chief Operating Officer.
(10)	John Klumpp is our Chief Strategy Officer and a member of our Board of Directors.
(11)	Carlie Ancor is our Chief Technology Officer.
(12)	Anthony Sirotka is our Senior Vice President of Business Development.
(13)	Sarah Winner is our Vice President of Corporate Communications.

Name, Address and Affiliation of Beneficial Owner(1)	Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned	Series of Preferred Stock Beneficially Owned	Number of Shares of Preferred Stock Series Beneficially Owned	Percentage of Preferred Stock Series Beneficially Owned	Common Stock Equivalent of Preferred Stock Series Beneficially Owned	Percentage of Company Voting Power
Directors and Officers:

Michael Palleschi, CEO, Chairman of the Board			Series F	252,022	25.9%	5,040,440	8.4%
David Lethem, CFO	‒	*	‒	‒	‒	‒	*
John Klumpp, Chief Strategy Officer, Director			Series F	58,757	6.0%	1,175,140	1.1%
John Wood, COO			Series F	113,015	11.6%	2,260,300	2.1%
Carlie Ancor, Chief Technology Officer			Series F	56,507	5.8%	1,130,140	1.1%

All Directors and Officers as a Group			Series F	480,301	49.3%	9,606,020	12.7%

5% Stockholders
5G Investments, LLC(2)			Series D	984,918	49.4%	19,698,360	18.4%
TBK327 Partners, LLC(3)			Series D	334,613	16.8%	6,692,260	6.2%
TLP Investments, LLC(4)			Series D	445,445	22.3%	8,908,900	8.3%
Lateral Entities(5)			Series D	163,441	8.2%	3,268,820	3.2%
			Series F	391,903	40.4%	7,838,060	7.5%

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of the Record Date, certain information concerning the beneficial ownership of the Common Stock held by our executive officers and Directors and each person known to us to own more than 5% of our outstanding Common Stock:

*    Less than 1%

(1)	Unless otherwise noted, the address for each beneficial owner is 999 Vanderbilt Beach Road, Suite 601, Naples, Florida 34108.
(2)	The address for Laidlaw & Co. (UK), LTD is 546 5th Avenue, 23rd Floor, New York, New York 10036.
(3)	The control person of TBK 327 Partners, LLC is Christopher Ferguson. The address of record for Mr. Ferguson is 1758 Red Hawk Way, Bethlehem, PA 18018.

(4)	The control person of TLP Investments, LLC is Amber Palleschi, the spouse of our Chief Executive Officer. The address of record for Mrs. Palleschi is 1454 Palma Blanca Court, Naples, FL 34109.
(5)	The Lateral Entities are comprised of Lateral JusCom Feeder, LLC, Lateral FTE Feeder, LLC, and Lateral US Credit Opportunities Fund, L.P. The address for the Lateral Entities is 1825 S. Grant Street, Suite 210, San Mateo, CA 94402. Lateral JusCom Feeder, LLC owns 54,480 shares of Series D Stock, convertible as of the Record Date into 1,089,600 shares of Common Stock, representing 2.7% of the Series D Stock and 1.8% of the voting power of the Company. Lateral JusCom Feeder, LLC also owns 84,386 shares of Series F Stock, convertible as of the Record Date into 1,687,720 shares of Common Stock, representing 9.2% of the Series F Stock and 2.7% of the voting power of the Company. Lateral FTE Feeder, LLC owns 108,961 shares of Series D Stock, convertible as of the Record Date into 2,179,220 shares of Common Stock, representing 5.5% of the Series D Stock and 3.5% of the voting power of the Company. Lateral FTE Feeder, LLC also owns 168,711 shares of Series F Stock, convertible as of the Record Date into 3,374,220 shares of Common Stock, representing 18.4% of the Series F Stock and 5.4% of the voting power of the Company. Lateral US Credit Opportunities Fund, L.P. owns 138,836 shares of Series F Stock, convertible as of the Record Date into 2,776,720 shares of Common Stock, representing 15.1% of the Series F Stock and 4.5% of the voting power of the Company.

DISSENTERS’ RIGHTS

Pursuant to Section 78.207 of the Nevada Revised Statutes, stockholders who would receive a cash payment in lieu of receiving a fractional share in connection with the Reverse Split are entitled to dissent pursuant to NRS 92A.300 to 92A.500 (“Chapter 92A”), a copy of which is attached hereto as Appendix B. If you wish to exercise your dissenters’ rights or preserve the right to do so, you should carefully review Appendix B. If you fail to comply with the procedures specified in Chapter 92A in a timely manner, you may lose your dissenters’ rights. Because of the complexity of such procedures, you should seek the advice of counsel if you are considering exercising your dissenters’ rights. Any consideration that you receive for your fractional share interests upon exercise of your dissenters’ rights may be more or less than the cash payment to be paid in connection with the Reverse Split.

Within 10 days after the effectuation of the Reverse Split, we will send a written notice (“Dissenters’ Rights Notice”) to all of our stockholders entitled to dissenters’ rights. The Dissenters’ Rights Notice will be accompanied by (i) a form for demanding payment from us that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires the person asserting dissenters’ rights to certify whether or not he or she acquired beneficial ownership of the shares before that date; (ii) a copy of the provisions of Chapter 92A; and (iii) a brief description of the procedures that a stockholder must follow to exercise dissenters’ rights.

In order to maintain eligibility to exercise dissenters’ rights under Chapter 92A, you must take the following actions within 30 days of the date that the Dissenters’ Rights Notice was delivered: (i) deliver a written demand for payment on the form provided in the Dissenters’ Rights Notice; (ii) certify whether you acquired beneficial ownership of the shares before the date set forth in the Dissenters’ Rights Notice; and (iii) deliver the certificates representing the dissenting shares to us.

Within 30 days after receipt of a demand for payment, we must pay each dissenter who complied with the provisions of Chapter 92A the amount we estimate to be the fair value of such shares, plus interest from the effective date of the Reverse Split. The payment will be accompanied by the following: (i) our financial statements for the year ended September 30, 2015 and the most recent interim financial statements; (ii) a statement of our estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenter’s right to demand payment for the difference between our estimate of the fair value of the shares and the stockholder’s estimate of the fair value of the shares; and (v) a copy of Chapter 92A. If we do not deliver payment within 30 days of receipt of the demand for payment, the dissenting stockholder may enforce the dissenters’ rights by commencing an action in Clark County, Nevada or, if the dissenting stockholder resides or has its registered office in Nevada, in the county where the dissenter resides or has its registered office.

If a dissenting stockholder disagrees with the amount of our payment, the dissenting stockholder may, within 30 days of such payment: (i) notify us in writing of the dissenting stockholder’s own estimate of the fair value of the dissenting shares and the amount of interest due, and demand payment of such estimate, less any payments made by us; or (ii) reject our offer if the dissenting stockholder believes that the amount offered by us is less than the fair value of the dissenting shares or that the interest due is incorrectly calculated. If a dissenting stockholder submits a written demand as set forth above and we accept the offer to purchase the shares at the offer price, then the stockholder will be sent a check for the full purchase price of the shares within 30 days of acceptance.

If a demand for payment remains unsettled, we must commence a proceeding in the Clark County, Nevada district court within 60 days after receiving the demand. Each dissenter who is made a party to the proceeding shall be entitled to a judgment in the amount, if any, by which the court finds the fair value of the dissenting shares, plus interest, exceeds the amount paid by us. If a proceeding is commenced to determine the fair value of the Common Stock, the costs of such proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court, shall be assessed against us, unless the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable against us if the court finds that: (i) we did not comply with Chapter 92A; or (ii) against either us or a dissenting stockholder, if the court finds that such party acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Chapter 92A.

A person having a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, must act to cause the record holder to follow the requisite steps properly and in a timely manner to perfect dissenters’ rights of appraisal. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, the written demand for dissenters’ rights of appraisal must be executed by or for the record owner. If shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a stockholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a stockholder owns shares through a broker who in turn holds the shares through a central securities depository nominee such as CEDE & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder of such shares.

A record holder, such as a broker, fiduciary, depository or other nominee, who holds shares as a nominee for others, will be able to exercise dissenters’ rights of appraisal with respect to the shares held for all or less than all of the beneficial owners of those shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand.

The foregoing summary of the rights of dissenting stockholders under Chapter 92A does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters’ rights of appraisal available under Chapter 92A. The preservation and exercise of dissenters’ rights of appraisal require strict adherence to the applicable provisions of Chapter 92A, and the foregoing summary is qualified in its entirety by reference to Appendix B to this Information Statement.

ADDITIONAL INFORMATION

The Company’s principal executive offices are located at 999 Vanderbilt Beach Road, Suite 601, Naples, Florida 34108. The Company’s telephone number is (877) 878-8136.

We are subject to the information and reporting requirements of the Exchange Act, and in accordance therewith, we file reports and other information, including annual and quarterly reports on Form 10-K and Form 10-Q, respectively, with the SEC. Reports and other information we file with the SEC can be inspected and copied at the SEC’s Public Reference Room, located at the SEC’s headquarters at 100 F Street NE, Washington, DC 20549. You may obtain information on the operations of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of reports and other information we file with the SEC on the SEC’s website at www.sec.gov.

APPENDIX A

CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

FTE NETWORKS, INC.

FTE Networks, Inc. (the “Company”), a Nevada corporation, does hereby certify:

FIRST: That the Board of Directors (the “Board”) of the Company adopted proposed amendments to the Company’s Articles of Incorporation to effect a reverse stock split and increase the authorized shares of the Company’s common stock, par value $0.001, declaring said amendments to be advisable.

The proposed amendments read as follows:

Article II is hereby amended by striking paragraph A in its entirety and replacing it with the following:

A.           Classes of Stock. The aggregate number of shares the Corporation shall have authority to issue shall be 200,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”).

Article II is hereby further amended by renumbering paragraph B as paragraph C and by adding the following new paragraph B after paragraph A:

B.           Reverse Stock Split. Upon the effectiveness (the “Effective Time”) of this Certificate of Amendment to the Articles of Incorporation of the Corporation, each share of Common Stock issued and outstanding immediately prior to the Effective Time will be automatically combined and converted into that fraction of a share of Common Stock of the Corporation at a ratio of 1-for-20 shares (the “Reverse Split”). Notwithstanding the foregoing, no fractional shares shall be issued in connection with the Reverse Split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment based on the closing sales price of the Common Stock on the last business day immediately preceding the Effective Time. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (the “Old Certificates”) shall thereafter, and without the necessity for presenting the same, represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the payment for any fractional share interests as described above.

SECOND: That certain of the Company’s stockholders (the “Majority Stockholders”) owning an aggregate of 53.2% of the applicable voting power of the Company’s issued and outstanding stock approved the proposed amendments by giving their written consent, subsequent to which the Company filed with the U.S. Securities and Exchange Commission and mailed to its stockholders an information statement on Schedule 14C to inform said stockholders of the proposed amendments to be made by written consent in lieu of a special meeting.

THIRD: That these amendments were duly adopted in accordance with the provisions of NRS 78.320, 78.385 and 78.390.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed this 9th day of March, 2016.

By:	/s/ Michael Palleschi
Name:	Michael Palleschi
Title:	Chief Executive Officer

APPENDIX B

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation.

NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1. Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3. Without discounting for lack of marketability or minority status.

NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of fractional shares except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

3. From and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented.

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1. There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value,

Ê unless the articles of incorporation of the corporation issuing the class or series provide otherwise.

2. The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b) The day before the effective date of such corporate action if there is no meeting of stockholders.

3. Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5. There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote

NRS 92A.410 Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

2. If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

NRS 92A.420 Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2. If a proposed corporate action creating dissenters’ rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters’ rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1. The subject corporation shall deliver a written dissenter’s notice to all stockholders entitled to assert dissenters’ rights.

2. The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1. A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a) Demand payment;

(b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2. If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3. Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4. A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5. The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

NRS 92A.460 Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the subject corporation’s principal office is located;

(b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1. A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment, the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3. Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4. Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2. A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2. A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in the State, it shall commence the proceeding in the county where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located. If the principal office of the subject corporation and the domestic corporation merged with or whose shares were acquired is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115